REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Trustees and Shareholders of the MassMutual Institutional Funds:

In planning and performing our audits of the financial statements and financial highlights of the MassMutual Institutional Funds (the "Trust"), comprising, respectively, the Prime, Short-Term Bond, Core Bond, Balanced, Value Equity, Small Cap Value Equity, and International Equity Funds, for the year ended December 31, 1995, we considered its internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

The management of the Trust is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control structure policies and procedures. Two of the objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with generally accepted accounting principles.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projection of any evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control structure would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements and financial highlights being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control structure, including procedures for safeguarding securities, that we consider to be material weaknesses, as defined above, as of December 31, 1995.

This report is intended solely for the information and use of management of the Trust and the Securities and Exchange Commission.


/s/  COOPERS & LYBRAND L.L.P.

Springfield, Massachusetts
February 9, 1996

                         MASSMUTUAL INSTITUTIONAL FUNDS

                  REPORT ON THE REVIEW OF THE INTERNAL CONTROL
                   STRUCTURE FOR CONTROLLING MULTI-CLASS FUNDS


                      For the Year Ended December 31, 1995

                         MASSMUTUAL INSTITUTIONAL FUNDS

                  REPORT ON THE REVIEW OF THE INTERNAL CONTROL
                   STRUCTURE FOR CONTROLLING MULTI-CLASS FUNDS

                                      Index
                                     -------




                                                                                                          Page
                                                                                                          ----
   I.   Report of Independent Accountants                                                                   1-2


  II.   Investors Bank & Trust Company's Policies and Procedures
        Relating to the Multiple Classes of Shares Expense Allocation,
        Net Asset Value and Dividend and/or Distribution Calculations                                       3-6


 III.   Investors Bank & Trust Company's
        Daily Allocation Calculation Worksheet                                                               7


  IV.   Testing of Operating Effectiveness of Policies and Procedures Relating
        to the Daily Allocation Worksheet for the year ended December 31, 1995                             8-11


                                    Section I

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Trustees and Shareholders of the MassMutual Institutional Funds:

We have examined the accompanying description of the overview of operations and control procedures of Investors Bank & Trust Company (Section II), recordkeeper for the MassMutual Institutional Funds, comprising, respectively, the Prime, Short-Term Bond, Core Bond, Balanced, Value Equity, Small Cap Value Equity and International Equity Funds (the "Funds"), related to the Daily Allocation Calculation Worksheet (the "Worksheet"). Our examination included procedures to obtain reasonable assurance about whether (1) the accompanying description presents fairly, in all material respects, the aspects of Investors Bank & Trust Company's policies and procedures, with respect to the Worksheet, that may be relevant to the Funds' internal control structure, (2) the control structure policies and procedures included in the description were suitably designed to achieve the control objectives specified in the description, if those policies and procedures were complied with satisfactorily, and (3) such policies and procedures had been placed in operation as of October 3, 1994 (commencement of operations). The control objectives were specified by the order pursuant to
Section 6(c) of the Investment Company Act of 1940, filed with the Securities and Exchange Commission on December 10, 1993 (the "Exemptive Order"). Our examination was performed in accordance with standards established by the American Institute of Certified Public Accountants and included those procedures we considered necessary in the circumstances to obtain a reasonable basis for rendering our opinion.

In our opinion, the accompanying description of the aforementioned overview of operations and control procedures presents fairly, in all material respects, the relevant aspects of Investors Bank & Trust Company's policies and procedures, with respect to the Worksheet, that had been placed in operation as of January 1, 1995. Also, in our opinion, the policies and procedures, as described, are suitably designed to provide reasonable assurance that the specified control objectives would be achieved if the described policies and procedures were complied with satisfactorily and the Funds' applied the internal control structure policies and procedures contemplated in the design of Investors Bank & Trust Company's policies and procedures with respect to the Worksheet.

In addition to the procedures we considered necessary to render our opinion as expressed in the previous paragraph, we applied tests, listed in Section IV, to specific policies and procedures to obtain evidence about their effectiveness in meeting the control objectives, described in Section II, during the year ended December 31, 1995. The specific policies and procedures are listed in Section II, and the nature, timing, extent and results of the tests are listed in
Section IV. In our opinion, the policies and procedures that were tested, as described in Sections II and IV, were operating with sufficient effectiveness to provide reasonable, but not absolute, assurance that the control objectives specified in Section II were achieved during the year ended December 31, 1995. However, the scope of our engagement did not include tests to determine whether control objectives listed in Section II and not tested in Section IV were achieved; accordingly, we express no opinion on the achievement of control objectives listed in Section II and not tested in Section IV.

The description of policies and procedures at Investors Bank & Trust Company is as of December 31, 1995, and information about tests of the operating effectiveness of specified policies and procedures covers the year ended December 31, 1995. Any projection of such information to the future is subject to the risk that, because of change, the description may no longer portray the system in existence. The potential effectiveness of specified policies and procedures at Investors Bank & Trust Company is subject to inherent limitations and, accordingly, errors or irregularities may occur and not be detected. Furthermore, the projection of any conclusions, based on our findings, to future periods is subject to the risk that changes may alter the validity of such conclusions.

This report is intended solely for the use of the Shareholders and management of the Funds and for the filing with the Securities and Exchange Commission and should not be used for any other purpose.



/s/    COOPERS & LYBRAND L.L.P.

Springfield, Massachusetts
February 9, 1996

                                   SECTION II

                         MASSMUTUAL INSTITUTIONAL FUNDS

                        INVESTORS BANK & TRUST COMPANY'S
                     POLICIES AND PROCEDURES RELATING TO THE
         MULTIPLE CLASSES OF SHARES EXPENSE ALLOCATION, NET ASSET VALUE
                  AND DIVIDEND AND/OR DISTRIBUTION CALCULATIONS
                                     -------



The MassMutual Institutional Funds (the "Trust"), comprising, respectively, the Prime, Short-Term Bond, Core Bond, Balanced, Value Equity, Small Cap Value Equity and International Equity Funds (the "Funds"), have adopted the multiple classes of shares pricing system to maintain records that account for multiple classes of shares. Class 1, Class 2 and Class 3 shares of each Fund are subject to a descending level of distribution and service fees based on certain eligibility requirements. The eligibility requirements, as outlined in the Trust's prospectus, are based on minimum asset levels and/or number of participants. Class 4 shares of each Fund are available only to separate investment accounts of MassMutual. Separate net asset values ("NAV"), dividends and/or distributions are calculated for each class of shares.

Dividends are declared and distributed from net investment income per policies established by the Trust's Board of Trustees and disclosed in the Trust's prospectus. Net realized gains (if any), are distributed at least annually.

In maintaining the records for the Funds, the income and expense accounts are allocated to each class of shares. Investment income, unrealized and realized gains or losses are allocated daily to each class of shares based on the percentage of net assets at the beginning of the day adjusted for the day's capital stock activity. Expenses are allocated to each class of shares depending on the nature of the expenditures.

Expenses fall into three categories: (1) expenses attributable to all classes that are allocated based on net assets at the beginning of the day, adjusted for the day's capital share activity (e.g., management fee, legal, audit, etc.); (2) class specific expenses that have different rates for one class versus the other (e.g., 12b-1 fees); and (3) class specific expenses which are charged on a class-by-class basis (e.g., SEC filing fees).

Prior to determining the day's NAV or dividends and distributions, the following expense items are calculated as indicated:

1.   Management Fee and Expenses Attributable to all Classes:

     The expense is calculated based on the appropriate portfolio factor (i.e., net assets or daily accrual from expense budget) prorated to each class by the prior night's net assets adjusted for the day's capital stock activity.

2.   Class Specific Expenses with Different Rates:

     Using the beginning of the day's net assets for respective applicable classes, the current day's accrual will be calculated using the appropriate class specific rate.

3.   Class Specific Expenses:

     The expense is calculated on a per account or class basis and separately charged to each class.

The following represents the internal accounting control objectives and procedures for the allocation of income and expenses and the computation of the net asset value and, if applicable, the dividend and/or distribution for each class of shares utilizing the Worksheet. These procedures presume that normal procedures and controls remain in effect at Investors Bank & Trust Company for all other daily fund accounting.

1. To ascertain that the capital share activity as reported by the Fund's transfer agent is recorded for each class in an accurate and timely manner:

     A. Capital share activity is reported by the transfer agent for each class on a trade-date-plus-one basis. Information reported to the fund accountant includes share and dollar opening balances, activity for the day and closing balances. The transfer agency function at Investors Bank & Trust Company is an independent function of mutual fund accounting.

     B. These balances are reconciled to the general ledger on a daily basis by the mutual fund accountant.

2. To ascertain that the class specific expenses, as enumerated in items (2) and (3) on page 3, charged to each class of shares are correctly recorded in the fund accounting records and are allocated to the correct class of shares:

     A. Class specific expenses are determined by calculation (e.g., 12b-1 fee) or accruals based upon a budget authorized by MassMutual.

3. To ascertain that income, non-class specific operating expenses and realized and unrealized gains and losses are allocated properly to each class of shares:

       A. Prior day's ending net assets and NAV per share for each class of shares for the current day is agreed to prior day's Worksheet.

       B. The daily net capital share activity for each class for the current day is agreed to information provided by the transfer agent.

       C. Percentage of net assets by class are calculated for each class of shares based upon the information from the prior day's Worksheet and the information provided by the transfer agent.

       D. The allocation of fund income, other operating expenses, and realized and unrealized gain or loss is calculated based upon the applicable percentage calculated in the above control procedure
               (3C).

       E.      The above process is reviewed by the Custody Supervisor


4. To ascertain that upon completion of accounting procedures and compliance with internal controls described as in Nos. 1, 2, and 3 above, daily net asset value per share for each class of shares is calculated accurately and in a timely manner:

       A. The daily net asset value per share for each class is determined using the Daily Allocation Calculation Worksheet (the "Worksheet"). The primary purpose of the Worksheet is to compute the allocation percentage by class and to apply such percentages to the various components of the daily net investment income and realized and unrealized gains or losses. The Worksheet is documented in Section III.

       B. Periodically, Worksheets are randomly selected for testing. Information is traced back to supporting documentation and the Worksheet is manually recalculated by the mutual fund accountant to ensure the integrity of the Worksheet.

       C.      The above process (4A) is reviewed by the Custody Supervisor.

5. To ascertain that dividends and/or distributions are properly calculated and in compliance with the Funds' dividend and/or distribution policy:

        A. Total portfolio undistributed net investment income is determined per class.

        B. On a class by class basis, the undistributed net investment income is divided by the total paid shares outstanding to obtain the dividend rate for each class.

        C. The maximum distribution rate for net realized gains is determined by dividing the Funds' class specific accumulated net realized gains by the total shares outstanding on the ex-dividend date.

        D. The sum of each class' dividends are agreed to the composite (i.e., "core") totals for the portfolio.

        E. The dividend and/or distribution is verified for compliance with the portfolio's stated policy.

        F. Authorization to record the dividend and/or distribution is obtained from the portfolio manager, or the portfolio's designee.

        G.     The above procedures are reviewed by the Fund Administrator.


6. To ascertain that the dividend rates and daily NAV per share for each class of shares reflect the proper allocation of income and operating expenses, as well as the full amount of any direct expenses charged to the respective class of shares:

        A. The sum of each class' net assets, shares outstanding, net investment income and realized and unrealized gains or losses is agreed to the core totals for the portfolio.

        B. Net assets for each class is agreed to the opening balance adjusted for the day's activity (shares outstanding are compared to daily Capital Stock Summary sheets received from the transfer agent) and the core total net assets for the Funds are agreed to the primary accounting system.

        C. Relative movement of each class' net asset value per share is checked by the fund accountant and supervisor for reasonableness against anticipated results.

        D.     The  above   procedures  are  reviewed  by  the  fund  accounting
               supervisor and/or manager.

                                   Section III



MASSMUTUAL INSTITUTIONAL FUNDS                                         DAILY ALLOCATION CALCULATION WORKSHEET
DATE:                                                                  --------------------------------------




                                                             CORE           CLASS I        CLASS II        CLASS III       CLASS IV
                                                             ----           -------        --------        ---------       --------
Prior Day Net Asset Value (NAV) Per Share (unrounded)

Current Day Capital Shares Outstanding                    ----------      ----------      ----------      ----------      ----------

Adjusted Record Share Net Assets                          ----------      ----------      ----------      ----------      ----------


Record Shares Allocation Ratios                                  100%
                                                          ==========      ==========      ==========      ==========      ==========



ROLL-DOWN:    CORE to CLASS ALLOCATIONS:
----------------------------------------

Interest and Dividend Income

Other Income

Amortization

Common Expenses                                           ----------      ----------      ----------      ----------      ----------

Core to Class Allocation                                  ----------      ----------      ----------      ----------      ----------




ROLL-UP:    CLASS to CORE ALLOCATIONS:
--------------------------------------

Total Class Specific Expenses                             ----------      ----------      ----------      ----------      ----------

Income Distributions                                      ----------      ----------      ----------      ----------      ----------

Paid in Surplus                                           ----------      ----------      ----------      ----------      ----------




ROLL-DOWN:    CORE to CLASS ALLOCATIONS:
----------------------------------------

Realized Gain/Loss                                        ----------      ----------      ----------      ----------      ----------

Unrealized Gain/Loss:

            Prior Day's Unrealized
          Current Day's Unrealized                        ----------

Current Day's Change in Unrealized                        ----------      ----------      ----------      ----------      ----------

Daily Net Asset Change

Prior Day Net Assets                                      ----------      ----------      ----------      ----------      ----------

Current Day Net Assets                                    ==========      ==========      ==========      ==========      ==========

Current Day Capital Shares Outstanding                    ==========      ==========      ==========      ==========      ==========

NAV Per Share (unrounded)                                 ==========      ==========      ==========      ==========      ==========

NAV Per Share (rounded)

Load                                                                          N/A             N/A             N/A             N/A
                                                                          ----------      ----------      ----------      ----------
Offering Price
                                                                          ==========      ==========      ==========      ==========








                                   --------------------------------        ---------------------------------
                                   PREPARED BY :                           REVIEWED BY :





                                                                                          Class II-I    Class III-II    Class IV-III
                                                                                          ----------    ------------    ------------

                                                  Prior Day NAV Difference:

                                                  Current Day NAV Difference:
                                                                                          ----------      ----------      ----------
                                                  Divergence Change:
                                                                                          ==========      ==========      ==========


                                   SECTION IV

                         MASSMUTUAL INSTITUTIONAL FUNDS

          TESTING OF OPERATING EFFECTIVENESS OF POLICIES AND PROCEDURES
                   RELATING TO THE DAILY ALLOCATION WORKSHEET
                      FOR THE YEAR ENDED DECEMBER 31, 1995


We reviewed the methodology and procedures for calculating the daily net asset value and, if applicable, the dividends and/or distributions of the multiple classes of shares and the allocation of income and accrual of expenses for those classes of shares.

Procedures

The following are the detailed procedures which we performed with respect to the Worksheet. We selected a representative sample of Worksheets for all Funds during the year ended December 31, 1995, to test compliance with the control procedures as described in Section II. All items listed in quotation marks refer to items appearing in the Worksheet in Section III. Our performance of the following detailed steps did not result in any exceptions.

"Record Shares Allocation Ratios:"

       Agreed "Prior Day Net Asset Value (NAV) Per Share" to the previous day's Worksheet and to the NAV included on the Capital Stock Summary as reported by the transfer agent for each class of shares.

       Agreed "Current Day Capital Shares Outstanding" for each class of shares to the Capital Stock Summary as reported by the transfer agent.

       Recalculated the "Adjusted Record Share Net Assets" as the "Prior Day NAV Per Share" multiplied by "Current Day Capital Shares Outstanding."

       Recalculated for each class of shares "Record Shares Allocation Ratios" by dividing "Adjusted Record Share Net Assets" for each respective class of shares by Core "Adjusted Record Share Net Assets."

"Core to Class Allocations:"

       Agreed the following daily activity amounts to the primary accounting system:

       -      "Interest and Dividend Income;"
       -      "Other Income;"
       -      "Amortization;" and
       -      "Common Expenses."

       Recalculated, for each class of shares, the "Core to Class Allocations" of daily income and expense by multiplying the respective daily income and expense amounts by each class' "Record Shares Allocation Ratio."

       Recalculated, for each class of shares, the total "Core to Class Allocations" as the summation of all respective income and expense allocated amounts.

"Class to Core Allocations:"

"Total Class Specific  Expenses" (which represents the summation of distribution
 (i.e., 12b-1 fees) service and administrative expenses):

       Agreed "Total Class Specific Expenses," for each class of shares, to the primary accounting system.

       Agreed, for each class of shares, the annual accrual rate for 12b-1 Fees, Service Fees, and Administration Fees to the respective prospectus.

       Recalculated, for each class of shares, 12b-1 Fees, Service Fees, and Administration Fees by multiplying "Prior Day Net Assets" by each class' annual accrual rate, divided by 365 days, and multiplied by the number of days in the accrual period.

"Income Distributions" (which represent the summation of dividend and capital gains distributions):

       Agreed dividend and capital gains distribution rates per share to the distribution authorization from MassMutual.

       Recalculated dividend distribution by multiplying the dividend rate per share by the "Current Day Capital Shares Outstanding" for each class.

       Recalculated the capital gains distribution by multiplying the capital gains distribution rate per share, by the "Current Day Capital Shares Outstanding" for each class.

       Agreed dividend and capital gains distribution to the primary accounting system.

"Paid-in Surplus:"

       Agreed "Paid-in Surplus" to the Capital Stock Summary as reported by the transfer agent for each class of shares.

       Agreed "Paid-in Surplus" for each class of shares to the primary accounting system.

"Realized Gain/Loss" and "Unrealized Gain/Loss:"

       Agreed "Realized Gain/Loss" to the primary accounting system.

       Agreed "Prior Day's Unrealized" to the prior day's Worksheet and to the primary accounting system.

       Agreed "Current Day's Unrealized" to the primary accounting system.

       Recalculated the "Current Day's Change in Unrealized" as the difference between "Prior Day's Unrealized" and "Current Day's Unrealized."

       Recalculated the "Core to Class Allocations" of daily realized and unrealized gain/loss for each class of shares by multiplying the core realized and unrealized gain/loss amounts by each class' "Record Shares Allocation Ratio."

"Daily Net Asset Change:"

       Recalculated "Daily Net Asset Change," for each class of shares, as the net amount of the following subtotals:

       -      "Core to Class Allocations;"
       -      "Total Class Specific Expenses;"
       -      "Income Distributions;"
       -      "Paid-in Surplus;"
       -      "Realized Gain/Loss;" and
       -      Current Day's Change in Unrealized Gain/Loss."

"Prior Day Net Assets:"

       Agreed "Prior Day Net Assets," for each class of shares, to the prior day's Worksheet.

       Agreed "Prior Day Net Assets," for each class of shares, to the primary accounting system.

"Current Day Net Assets:"

       Recalculated "Current Day Net Assets," for each class of shares, as the summation of the "Daily Net Asset Change" and the "Prior Day Net Assets."

       Agreed "Current Day Net Assets," for each class of shares, to the primary accounting system.

"NAV Per Share:"

       Recalculated "NAV Per Share (unrounded)," at the core level and for each class of shares, by dividing "Current Day Net Assets" by "Current Day Capital Shares Outstanding."

       Assessed  the   appropriateness   of  the  rounding  of  "NAV  Per  Share
       (unrounded)" to arrive at "NAV Per Share (rounded)."

"Load:"

       Agreed "Load" for each class of shares to the Fund's prospectus. Load for each class of shares is zero for the current period under examination.

"Offering Price:"

       Recalculated "Offering Price," for each class of shares, as the net of the "NAV Per Share (rounded)" and the applicable "Load."

       Agreed "Offering Price" to "NAV Per Share (rounded)," as "Load" was previously determined to be zero for each class of shares.

Other:

       Determined that the Worksheet had been approved by the mutual fund accountant and Fund Accounting Supervisor, documenting their respective reviews and verifications of the daily multi-class share allocation calculation.